PANDORA MEDIA, INC.
2011 EQUITY INCENTIVE PLAN

SUBSTITUTE STOCK OPTION AGREEMENT (ISO)1

1.    Grant of Option. Pandora Media, Inc., a Delaware corporation (the “Company”), hereby grants to «Optionee» (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Substitute Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.
2.    Designation of Option.2 This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent the Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.
Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option.
3.    Exercise of Option. The Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice as follows:
(a)    Right to Exercise.
(i)    This Option may not be exercised for a fraction of a share.
(ii)    In the event of Optionee’s death, Disability (as defined below) or other termination of Continuous Service Status, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.
(iii)    In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.
(b)    Method of Exercise.
(i)    This Option shall be exercisable by execution and delivery of a form of exercise notice (which may be written or electronic, as determined by the Company) approved for such purpose by the Company which shall state Optionee’s election to exercise the

1 To be changed to “NSO” for any employees who hold NSOs
2 To be changed to “This Option is intended to be a Nonstatutory Stock Option” for any employees who hold NSOs.

Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company. The notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.
(ii)    As a condition to the exercise of this Option, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.
(iii)    The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.
4.    Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:
(a)    cash;
(b)    check; or
(c)    such other consideration as permitted by the Committee in its sole discretion.
5.    Term of Option. The Option may be exercised only within the terms set out in the Notice, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.
6.    Termination of Relationship. Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 6. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.
(a)    Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of a termination by the Company for Cause (as defined below) or Optionee’s Disability or death, Optionee may, to the extent Optionee is vested in the Option Shares as of the Termination Date, exercise this Option during the Termination Period set forth in the Notice.
(b)    Other Terminations. In connection with any termination other than a termination covered by Section 6(a), Optionee may exercise the Option only as described below:

(i)    Termination for Cause. In the event of termination of Optionee’s Continuous Service Status as a result of a termination by the Company for Cause, any unexercised portion of the Option (whether vested or unvested) shall terminate effective immediately upon such termination and shall no longer be exercisable. “Cause” means, unless otherwise defined for the Optionee in the Notice or in an employment agreement between the Company (or its subsidiary) and the Optionee which addresses the effect of a termination for Cause (as therein defined) on benefits hereunder:
(1) the Optionee’s commission of a felony or other crime involving fraud, dishonesty or moral turpitude;
(2) the Optionee’s willful or reckless misconduct in the performance of the Optionee’s duties;
(3) the Optionee’s habitual neglect of duties; provided, however that the Optionee is given at least ten (10) days prior written notice of such habitual neglect and the opportunity to cure any curable neglect; or
(4) the Optionee’s breach or violation of any agreement between the Optionee and the Company (or its subsidiary), including but not limited to any noncompetition, nonsolicitation, or nondisclosure undertaking, or of any Company policy;
provided, however, that for purposes of clauses (2) and (3), Cause shall not include bad judgment or negligent acts not amounting to habitual neglect of duties. An Optionee who agrees to resign his or her affiliation with the Company or a subsidiary in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes this Agreement.
(ii)    Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s Disability, Optionee may, but only within twelve months from the Termination Date (but in no event later than the Expiration Date as set forth in the Notice), exercise this Option to the extent Optionee was vested in the Option Shares it as of such Termination Date. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(iii)    Death of Optionee. In the event of the death of Optionee during the term of this Option and while an Employee of the Company and having been in Continuous Service Status since the date of grant of the Option, the Option may be exercised at any time within six months following the date of death (but in no event later than the Expiration Date as set forth in the Notice) by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.
7.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
8.    Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.
9.    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option as well as the price per Share covered by this Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Share, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”; provided, however, that if this Option is an Incentive Stock Option, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code; provided further, no such adjustment shall be authorized to the extent such adjustment would cause this Option to become “deferred compensation” subject to Section 409A of the Code. Such adjustment shall be made by the Board or the Committee, in either case whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein or, to the extent consistent with Section 12 below, in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to this Option.
10.    Taxes. Optionee may satisfy any withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of this Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable.
11.    No Right to Maintain Continuous Service Status. Neither the Plan nor any Award shall confer upon Optionee any right with respect to continuing Optionee’s Continuous Service Status with the Company, nor shall they interfere in any way with Optionee’s right or the Company’s right to terminate such relationship at any time, with or without Cause.
12.    Substitution. The Option substitution evidenced by this Agreement is made in accordance with Treas. Reg. § 1.424-13, and shall be interpreted consistent with that intent. Any provisions in this Agreement or the Plan which provide for an additional benefit as described in Treas. Reg. § 1.424-1(a)(5)(v) and Treas. Reg. § 1.424-1(a)(10), Example 5, as measured against the Prior Option (as defined in the Notice) and the Prior Plan (as defined in the Notice), shall be disregarded. Notwithstanding the foregoing, nothing in this Agreement transfers any liability for taxes (including interest and penalties) from Optionee to the Company or any other entity or person.
13.    Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

3 To be updated to refer to “Treas. Reg. § 1.409A-1(b)(5)v)(D)” for any employees who hold NSOs. The remainder of the language in this paragraph to remain the same for NSOs.